Exhibit 5.1

December 13, 2011

Board of Directors
Silver Bull Resources, Inc.
885 West Georgia Street, Suite 2200
Vancouver, British Columbia Canada V6C 3E8

Re:	Sale of Common Stock Pursuant under Registration Statement on Form S-3 (Registration No. 333-172789).

Ladies and Gentlemen:

We have acted as counsel to Silver Bull Resources, Inc., a Nevada corporation (the “Company”), in connection with (i) the issuance and sale of 15,050,000 shares of common stock of the Company, par value $0.01 per share, (“Common Stock”) (the “December 1 Shares”) pursuant to a prospectus supplement dated December 1, 2011 filed with the Securities and Exchange Commission (the “Commission”) under Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the issuance and sale of 6,000,000 shares of Common Stock (the “December 5 Shares”, and together with the December 1 Shares, the “Shares”) pursuant to a prospectus supplement dated December 5, 2011 filed with the Commission under Rule 424(b) under the Securities Act.  Each of the prospectus supplements were supplements to the base prospectus included in the Company’s effective shelf Registration Statement on Form S-3 (Registration No. 333-172789).

In rendering this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

The opinion rendered herein is limited solely to applicable federal laws of the United States of America and the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including the provisions of the Nevada Constitution and the reported judicial decisions of such law.  We express no opinion with respect to any other law of the state of Nevada or any other jurisdiction.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion is as of the date hereof and is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and is not to be used, circulated or quoted for any other purpose.  We do not undertake to advise you of any changes of law or fact that may affect any matter or opinion set forth herein.  This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated herewith.

We hereby consent to the incorporation by reference of this opinion and the use of our name in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder

Very truly yours,

/s/ DAVIS GRAHAM & STUBBS LLP